Exhibit 10.40

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 5th day of February, 2009, by and between Alpha Natural Resources Services, LLC (the “Company”) and David C. Stuebe (“Executive”).

WHEREAS, the Company advises Executive to consult with Executive's own legal counsel before signing this Agreement; and

WHEREAS, the Executive has been employed by the Company and is Vice President, Treasurer and Chief Financial Officer of Alpha Natural Resources, Inc. ("Alpha"), the parent company of the Company ; and

WHEREAS, as an express condition of the Executive's entitlement to severance payments and benefits described in paragraph 9 of this Agreement, the Executive acknowledges and agrees to execute a general release in the form and subject to the terms set forth herein; and

WHEREAS, the Executive's officer and director positions with Alpha and its subsidiaries will terminate effective February 5, 2009 and Executive's employment and service with the Company will end effective February 16, 2009 ("Date of Separation"); and

WHEREAS, the Executive and the Company mutually desire to effectuate a full and final general release of all claims and rights the Executive may have against the Company to the fullest extent permitted by law, excepting only those rights and claims that cannot, as a matter of law, be released with this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Executive and the Company as follows:

1.           (a)           To the fullest extent permitted by law, the Executive, for and in consideration of the commitments of the Company and Alpha as set forth in paragraph 9 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, shareholders, employees, and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive's former employment relationship with the Company and/or its affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Virginians with Disabilities Act, the Virginia Human Rights Act, the Virginia Wage Payment and Collection Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs.  This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  This Release is intended to be a general release, and excludes only those claims that Executive cannot release as a matter of law under any statute or common law.  Executive is advised to seek independent legal counsel if Executive seeks clarification on the scope of this Release.

(b)           To the fullest extent permitted by law, and subject to the provisions of paragraph 14 and paragraph 16 below, the Executive represents and affirms that the Executive has not filed or caused to be filed on the Executive's behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of the Executive's knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on the Executive's behalf; and the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company's or any Releasee's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities.  In the event that there is outstanding any such charge, complaint or claim for relief, Executive agrees to seek its immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Executive shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company's counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice.  Nothing herein shall prevent Executive from testifying in any cause of action when required to do so by process of law.  Executive shall promptly inform the Company if called upon to testify.

(c)           Executive does not waive any right to file a charge with the Equal Employment Opportunity Commission ("EEOC") or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.  Executive does not waive the right to challenge the validity of this Agreement.

2.           In consideration of the Company's agreements as set forth in paragraph 9 herein, the Executive agrees to comply with the limitations set forth in paragraphs 3 and 4 of this Agreement. If the Executive violates the limitations set forth in paragraphs 3 or 4 of this

Agreement, the Executive's rights to the payments and benefits set forth in paragraph 9(b) are forfeited.

3.           Ownership and Protection of Intellectual Property and Confidential Information.

(a)           All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive's employment by the Company or any of its affiliates, both before and after the date hereof (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the business, products or services of the Company or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information, and all writings or materials of any type embodying any of such items (collectively, "Work Product"), shall be the sole and exclusive property of the Company or a Company affiliate, as the case may be, and shall be treated as "work for hire."  It is recognized that Executive is an experienced executive in the business of the Company and its affiliates and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this Section 3.

(b)           Executive shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of employment) to establish, confirm and protect the Company's and/or its affiliates' right, title and interest in such Work Product.  Without limiting the generality of the foregoing, Executive agrees to assist the Company, at the Company's expense, to secure the Company's and its affiliates' rights in the Work Product in any and all countries, including the execution by Executive of all applications and all other instruments and documents which the Company and/or its affiliates shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its affiliates the sole and exclusive right, title and interest in and to such Work Product.  If the Company is unable because of Executive's mental or physical incapacity or for any other reason (including Executive's refusal to do so after request therefor is made by the Company) to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its affiliates pursuant to Section 3(a) above, then Executive by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive.  Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work

Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its affiliates.

(c)           Executive acknowledges that the businesses of the Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, and Executive’s Work Product, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its affiliates use in their business to obtain a competitive advantage over their competitors (collectively “Confidential Business Information”).  Executive further acknowledges that protection of such Confidential Business Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position.  Executive acknowledges that by reason of Executive's duties to, and association with, the Company and its affiliates, Executive has had and will have access to, and has and will become informed of, Confidential Business Information which is a competitive asset of the Company and its affiliates.

(d)           Executive hereby agrees that Executive will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Business Information of the Company or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder.  Executive shall take all necessary and appropriate steps to safeguard Confidential Business Information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential Business Information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if: (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Executive's legal rights and obligations as an Executive or under this Agreement are at issue; provided, however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such Confidential business Information in such context so as to allow the Company or its affiliates an opportunity (which Executive will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Any information not specifically related to the Company and its affiliates would not be considered confidential to the Company and its affiliates.

(e)           All written materials, records, and other documents made by, or coming into the possession of, Executive during the period of Executive's employment by the Company which contain or disclose Confidential Business Information, shall be and remain the property of the Company, or its affiliates, as the case may be.  Upon termination of Executive's employment, for any reason, Executive promptly shall deliver the same, and all copies thereof, to the Company.

4.           Covenant Not To Compete.

(a)           During the time from execution of this Agreement until one year following the Date of Separation (the "Non-Compete Period"), Executive will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, material stockholder, or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its affiliates engaged in or was planning to engage in during the term of Executive's employment with the Company or any affiliate of the Company, including but not limited to, the mining, processing, transportation, distribution, trading and sale of synfuel, coal and coal byproducts (the "Business").  Such restriction shall cover Executive's activities anywhere in the contiguous United States.

(b)           During the Non-Compete Period, Executive will not solicit or induce any person who is or was employed by the Company or any of its affiliates at any time during such term or period (i) to interfere with the activities or businesses of the Company or any of its affiliates or (ii) to discontinue his employment with the Company or any of its affiliates.

(c)           During the Non-Compete Period, Executive will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its affiliates to divert their business to any competitor of the Company or any of its affiliates or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its affiliates (including, without limitation, making any negative statements or communications about the Company and its affiliates).  During the Non-Compete Period, Executive will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its affiliates, prior to the Date of Separation, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an "Acquisition Target"), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its affiliates.

(d)           Executive understands that the provisions of paragraphs 4(a), 4(b) and 4(c) hereof may limit his ability to earn a livelihood in a business in which he is involved, but as a member of the management group of the Company and its affiliates he nevertheless agrees and hereby acknowledges that:  (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any of its affiliates; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided in this Agreement is sufficient to compensate Executive for the restrictions contained in paragraphs 4(a), 4(b) and 4(c) hereof.  In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that he will not assert that, and it should not be considered that, any provisions of paragraphs 4(a), 4(b) and 4(c) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(e)           If, at the time of enforcement of paragraphs 3 or 4 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive acknowledges that, as the Vice President, Treasurer and Chief Financial Officer of Alpha, he is a member of the Company's and its affiliates' management group with access to the Company's and its affiliates' confidential business information and his services are unique to the Company and its affiliates.  Executive therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in paragraphs 3 and 4 will be inadequate and that in the event of any such breach, the Company and its affiliates may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting Executive (together with all those persons associated with him) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement.  In addition, in the event of a breach or violation by Executive of this paragraph 4, the Non-Compete Period set forth in this paragraph shall be tolled until such breach or violation has been cured.

(f)           Each of the covenants of paragraphs 3 and 4 are given by Executive as part of the consideration for the benefits to be received by Executive under this Agreement and as an inducement to the Company to grant such benefits and accept the obligations hereunder.

(g)           Provisions of paragraph 4 shall not be binding on Executive if the Company fails to perform any material obligation under this Agreement, including, without limitation, the failure of the Company to make timely payments of monies due to Executive under this Agreement; provided, that (i) Executive has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

5.           Notwithstanding the provisions of paragraph 4, Executive may serve as the director of a corporation during the Non-Compete Period that competes with the Business, so long as the Executive complies with the following restrictions:

(a)           The Executive informs the Company’s General Counsel in writing that he has accepted the position as a director within five (5) business days after he accepts the position;

(b)As set forth in Section 3(d), the Executive does not, at any time or in any manner, directly or indirectly, use or disclose any Confidential Business Information; and

(c)The Executive does not, at any time or in any manner, directly or indirectly, discuss, consider, vote on, consult regarding, evaluate, or in any way provide any assistance to:

i.any merger with any entity that owns or controls any coal-related assets or coal reserves;

ii.any acquisition of any stock from, or any divestiture of any stock to, any entity or person that owns or controls any coal-related assets or coal reserves;

iii.any acquisition of any assets from, or any divestiture of any assets to, any entity or person that owns or controls any coal-related assets or coal reserves; or

iv.any evaluation or consideration of, or attempt to engage in, any of the foregoing transactions.

6.           The Executive agrees and recognizes that effective February 4, 2009, he resigns his titles as an officer of Alpha (Vice President, Treasurer and Chief Financial Officer) as well all other officer and board positions with Alpha, the Company and their respective subsidiaries and affiliates which Executive may have held. The Executive agrees and recognizes that effective February 16, 2009, his employment relationship with the Company and its subsidiaries and affiliates has been permanently and irrevocably severed, and that the Company, its subsidiaries and affiliates, and their successors have no obligation to employ Executive in the future.

7.           The Executive further agrees that the Executive will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company, its parents, subsidiaries or affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, the Executive's employment and the termination of the Executive's employment, irrespective of the truthfulness or falsity of such statement.

8.           The Company agrees that it will not disparage, or make any statement reflecting negatively on or with respect to the Executive, the Executive's employment with the Company, or the termination of the Executive's employment, irrespective of the truthfulness or falsity of such statement.

9.           The Executive will receive the following benefits related to the separation of his employment with the Company.

(a)         Regardless of whether the Executive signs and does not revoke this Agreement, the Executive will receive the following.

i.	All base salary earned, accrued or owing to the Executive through the Date of Separation, in accordance with the Company's established payroll practices.

ii.
Reimbursement for all reasonable and customary expenses incurred by the Executive in performing services for the Company prior to the Date of Separation in accordance with the Company's business expense reimbursement policies. In addition to the terms of the policies, such reimbursement shall be made only in accordance with the following conditions:  the reimbursement shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred; the amount of reimbursement in one taxable year will not affect the amount of reimbursement available in another taxable year; and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

iii.	All vested amounts under the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan, as amended, which shall be paid in accordance with such plan's terms.

iv.	A payment equal to the amount of accrued, but unused, vacation time, payable with your final paycheck in accordance with the Company's established payroll practices.

v.
Executive will be entitled to his 2008 annual incentive cash bonus under the Annual Incentive Bonus Plan (the "Annual Plan"), subject to the achievement of the performance goals thereunder as determined by the Compensation Committee of Alpha's Board of Directors, and which shall be paid, if at all, as specified under the  terms of the Annual Plan and no later than March 15, 2009.

vi.
Under the terms of the 2006 performance share award, Executive will be entitled to payment, if any, to the extent an amount becomes earned and will be paid, if at all, no later than March 15, 2009 under the terms of the award under the related performance share award agreement and the 2005 Long-Term Incentive Plan.

(b)           Additionally, in consideration for the Executive's promises, as set forth herein, the Company agrees to pay or provide to or for the Executive the following severance payments and benefits, to which the Executive would not otherwise be entitled absent execution of this Agreement without revocation:

i.	A lump sum cash payment in an amount of three hundred seventy-eight thousand three hundred thirty-two dollars ($378,332), less required withholdings.

ii.	The Executive's rights under Alpha's 2005 Long-Term Incentive Plan will be as follows.

(A) Stock Option Award: The option to purchase 40,000 shares of Alpha's common stock granted on February 15, 2005 will be amended to provide that the portion of the option vested as of the Date of Separation may be exercised by the Executive at any time within the lesser of (i) the one year period commencing on the first day after the Date of Separation or (ii) the remaining term of the option.  The Executive will have no other vested option rights as of the Date of Separation, and all unvested options (or portions thereof) will be forfeited upon the Date of Separation.

(B) Restricted Stock: The unvested portion of all outstanding restricted stock awards will be forfeited as of the Date of Separation.

(C) Performance Share Award: Under the terms of the 2007 performance share award, the Compensation Committee of Alpha's  Board of Directors will deem Executive "retired" pursuant to Section 6(b) of the related performance share award agreement such that Executive may receive a pro rata portion of such award, to the extent an amount becomes earned and payable under the terms of the award and the 2005 Long-Term Incentive Plan after the end of the performance period (which period is January 1, 2007 through December 31, 2009). Any such payment(s) will be paid, if at all, in accordance with the applicable award's terms.

iii.
The Executive will return the Company's laptop computer and Blackberry device in accordance with this Agreement.  Upon receipt, the Company will review and remove data from the laptop computer and Blackberry device as it sees fit, and will then give, on or before December 31, 2009, the laptop computer and Blackberry device to Executive as additional consideration provided in exchange for this Agreement. To the extent required by law, the Company will report as taxable wages and/or impute income to the Executive the value of any taxable benefits and/or payments to the Executive.

(c)           Except as otherwise provided in this Agreement, all cash payments to be made pursuant to paragraphs 9(a) and 9(b) of this Agreement shall be made by the Company to the Executive no later than 60 days after the Date of Separation.

(d)           Executive hereby acknowledges that the Company and its parent and subsidiary companies do not maintain or sponsor pension plans such that Executive is not entitled to any payments under such plans.

(e)           Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

10.           The Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for the Executive's acceptance and execution of, and in reliance upon the Executive's representations in, this Agreement.

11.           The Executive acknowledges and agrees that this Agreement supersedes the September 24, 2003 Offer Letter (the "Offer Letter") which Executive countersigned with the Company, and the Executive has no rights, and the Company has no obligations, arising under the Offer Letter.  To the extent Executive has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and are not in direct conflict with the provisions in this Agreement, the terms in this Agreement shall not supercede, but shall be in addition to, any other such agreement.   Except as set forth expressly herein, no promises or representations have been made to Executive in connection with the separation of service and employment with the Company.

12.           The Executive agrees not to disclose the terms of this Agreement to anyone, except the Executive's spouse, attorney and, as necessary, tax/financial advisor.  It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

13.           The Executive represents that the Executive does not, without the Company's prior written consent, presently have in the Executive's possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive's prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates.  The Executive acknowledges that all such Corporate Records are the property of the Company.  In addition, the Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company.  As of the Date of Separation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.  For the six-month period after the Date of Separation, the Company will permit the Executive to have limited and monitored internet-based access to the Executive's Company-sponsored email account (to send and receive email messages, not to access historic data and messages).

14.           Nothing in this Agreement shall prohibit or restrict the Executive from:  (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

15.           The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

16.           The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach.  Further, the Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys' fees and costs. Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under this Agreement, including, without limitation, the failure of the Company to make timely payments of monies due to Executive under paragraph 9 of this Agreement, this Release shall be null and void and Executive shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys' fees and costs; provided, that (i) Executive has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

17.           The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

18.           The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code ("Section 409A"), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment.  Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following the Executive's Date of Separation and within the applicable 2½ month period specified in Treas. Reg. Sec. 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. Sec. 1.409A-1(b)(4); and (ii) each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. Sec. 1.409A-1(b)(9)(iii).  The Executive shall have no right to designate the date of any payment under this Agreement.  With respect to payments subject to Section 409A of the Internal Revenue Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Internal Revenue Code.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Internal Revenue Code (and not excepted therefrom) and payable on account or a separation form service, such payment shall be delayed for a period of six months after the Date of Separation (or, if earlier, the death of the Executive).  Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6) month anniversary of the Date of Separation.

19.           Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may at any time (after consultation with the Executive) modify or amend the provisions of this Agreement or take any other action, to the extent necessary or advisable to conform the provisions of this Agreement or the benefits provided thereunder with Section 409A of the Internal Revenue Code, the regulations issued thereunder or an exception thereto.

20.           This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

21.           The parties agree that this Agreement shall be deemed to have been made and entered into in Abingdon, Virginia.  Jurisdiction and venue in any proceeding by the Company or Executive to enforce their rights hereunder is specifically limited to any court geographically located in Virginia.

22.           The Executive certifies and acknowledges as follows:

(a)           That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Executive's employment relationship with the Company and the termination of that employment relationship; and

(b)           That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c)           That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d)           That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e)           That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f)           The Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder, and the Company will have no obligation to pay or provide any of the payments and benefits set forth in paragraph 9 of this Agreement.

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Agreement this 5th day of February, 2009.

/s/David C. Stuebe                                                                Witness:  /s/ Vaughn R. Groves
DAVID C. STUEBE

ALPHA NATURAL RESOURCES SERVICES, LLC

By:  /s/ Michael J. Quillen                                                                Witness:  /s/ Vaughn R. Groves
Name:  Michael J. Quillen
Title:  President and Manager